UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Sobieski Bancorp, Inc.

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Set forth below is a joint press release issued by MFB Corporation and Sobieski Bancorp, Inc. on April 26, 2004.

Contacts: Charles J. Viater, President/CEO
MFB Corporation (574) 255-3146

Steven C. Watts, President/CEO
Sobieski Bancorp, Inc., (574) 271-8300

Monday, April 26, 2004

MFB Corporation and Sobieski Bancorp Announce Purchase and Assumption Agreement

Mishawaka, IN and South Bend, IN. MFB Corporation (Nasdaq: MFBC), headquartered in Mishawaka, Indiana ("MFB"), and Sobieski Bancorp, Inc. (Nasdaq: SOBI), headquartered in South Bend, Indiana ("Sobieski"), today jointly announced that their respective banking subsidiaries, MFB Financial and Sobieski Bank, have entered into an agreement (the "Agreement") whereby MFB Financial will acquire certain assets and assume certain liabilities of Sobieski Bank (the "Acquisition").

Under the terms of the agreement, MFB Financial will pay Sobieski Bank $1,026,682 (subject to certain adjustments). As of December 31, 2003, Sobieski Bank had approximately $110.5 million of assets and approximately $106.1 million of liabilities. Among items excluded from the Acquisition under the agreement are approximately $7.6 million (net book value after allowances and charge-offs as of January 31, 2004) of troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting Sobieski Bank, and other items. The transaction is structured as an asset purchase and MFB Financial generally will not assume any of Sobieski's contingent liabilities. These excluded assets are expected to be liquidated in an orderly manner, after which time Sobieski Bancorp will be liquidated and the net proceeds after expenses distributed to its shareholders. No assurance can be given to Sobieski's shareholders that the excluded assets will be liquidated at or near their net book value after allowances and charge-offs.

The Acquisition is expected to close in the quarter ending September 30, 2004. It is expected to be accretive to MFB's earnings per share for the fiscal year beginning October 1, 2004. As a result of the transaction, MFB is expected to increase its total assets from more than $425 million to more than $525 million and to solidify MFB Financial's position as the second largest FDIC insured institution headquartered in St. Joseph County, Indiana. South Bend, the location of Sobieski's three retail offices, is adjacent to Mishawaka. MFB Financial will operate these offices as branch facilities under the MFB Financial name.

"This is a natural geographical expansion for MFB, fitting well into our strategy of increasing penetration and market share in the Michiana region. The Cleveland Road headquarters location of Sobieski is exactly where we had targeted our next branch expansion. We are delighted to execute the strategy with a critical mass of community customers already in place and a healthy base from which to grow," said Charles A. Viater, President & CEO of MFB.

"The acquisition is structured to provide enhanced product and service delivery to Sobieski's valued, long-term customers in a manner consistent with our community-based banking values. Both MFB Financial and Sobieski Bank have been serving this community for well over 100 years. General and administrative expenses of the acquired operations are expected to be substantially reduced," Viater said. "We will also remain well-capitalized after the transaction," Viater added.

Sobieski has experienced operating losses in recent periods, which followed its discovery in May 2002 of approximately $9.6 million of loans that were unauthorized and fraudulently conveyed or otherwise made without following Sobieski Bank's lending policies and procedures. Sobieski Bancorp is currently operating under a recently imposed Office of Thrift Supervision ("OTS") cease and desist order, and Sobieski Bank has operated under a supervisory agreement with the OTS since May 2003. Sobieski Bank is currently undercapitalized under OTS regulations. Sobieski Bank and Sobieski have agreed to indemnify and protect MFB against liabilities not assumed by MFB in the transaction.

"We are pleased to arrive at an agreement which we believe facilitates a prudent, positive resolution for our shareholders and a continued commitment to quality financial services for our long-standing community customers," said Steven C. Watts, President & CEO of Sobieski.

"Sobieski Bank has enjoyed a rich 111-year history. Unfortunately, the last two years of that history have been a struggle to recover from the fraudulent and otherwise unauthorized activities that were perpetrated against it. During this difficult time, our employees, management and the Board of Directors have worked very hard to continue to provide competitive and customer sensitive service to our loyal customers."

"As we experienced further delay in the litigation process against the perpetrators of the fraud and the related burden of expenses, it became more evident that we needed to pursue a capital plan that brought about a positive result for our customers and shareholders. MFB's history mirrors ours as a community based, customer-oriented financial service provider. We believe the agreement we have made with MFB serves our customers very well, as they will continue to have locally based decisions being made by a provider that already possesses a more diverse service product line and current technology. We also believe the transaction with MFB and the eventual resolution of our other classified assets will maximize the potential for return to our shareholders."

MFB Financial provides retail and small business financial services to the Michiana area through its eight banking centers in St. Joseph and Elkhart counties. MFB's newest banking center was opened in January, 2004 in South Bend. MFB is moving into its new corporate headquarters in Mishawaka during the quarter ending June 30, 2004. MFB Corp. shareholders' equity was $35.4 million at March 31, 2004.

The transactions are subject to approval by the shareholders of Sobieski as well as regulatory authorities and other customary conditions for transactions of this nature. Edelman & Co., Ltd. served as financial advisor to MFB and Keefe Bruyette & Woods, Inc. served as financial advisor to Sobieski.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies' most recent annual reports on Form 10-K or Form 10-KSB and quarterly reports on Form 10-Q or Form 10-QSB, which disclosures are incorporated by reference herein. Specific risks relating to these announced events include the possibility that shareholder and regulatory approvals may not be obtained, that values realized upon liquidation may be lower than anticipated, and that MFB's anticipated expense reductions may not be achieved. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Sobieski will be filing a Proxy Statement concerning these transactions with the Securities and Exchange Commission ("SEC") that will be mailed to Sobieski's shareholders. WE URGE INVESTORS TO READ THIS DOCUMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the document free of charge, when filed, at the SEC's website, www.sec.gov . Documents filed with the SEC by Sobieski with respect to the transactions are available free of charge from the Secretary of Sobieski at 2930 W. Cleveland Rd., South Bend, Indiana 46628, telephone (574) 271-8300. SOBIESKI SHAREHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTIONS. In addition, documents filed with the SEC by MFB with respect to the transactions are available free of charge from the Secretary of MFB at 121 S. Church St., P.O. Box 528, Mishawaka, Indiana 46546, telephone (574) 255-3146. Copies of all recent proxy statements and annual reports are also available free of charge from the respective companies by contacting the company secretary.

Sobieski and its directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the transactions. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE FROM THE DEFINITIVE PROXY STATEMENT FILED BY SOBIESKI WITH THE SEC ON SEPTEMBER 25, 2003.